THE FIRST TRUST COMBINED SERIES 272

                                TRUST AGREEMENT

                           Dated:  September 29, 1999

This Trust Agreement among Nike Securities L.P., as Depositor, The
Chase Manhattan Bank, as Trustee, Securities Evaluation Service, Inc., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for The First Trust Combined Series 145 and subsequent Series, effective October 16, 1991" (herein called the "Standard Terms and
Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                  WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator and Portfolio
 Supervisor agree as follows:

                                       PART I

                       STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                       SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:
         A.     Section 1.01.(2) shall be amended to read as follows:

"(2)   "Trustee" shall mean The Chase Manhattan Bank, or any successor trustee appointed as hereinafter provided."

      All references to United States Trust Company of New York in the Standard Terms and Conditions of Trust shall be amended to refer to
  The Chase Manhattan Bank.

         B.    Section 1.01(4) shall be amended to read as follows:
"(4) "Portfolio Supervisor" shall mean First Trust Advisors L.P.
and its successors in interest, or any successor portfolio supervisor appointed as hereinafter provided."
         C. The Bonds defined in Section 1.01(5) listed in Schedule A hereto have been deposited in trust under this Trust Agreement.

         D. Section 2.01 of Article II of the Standard Terms and Conditions of Trust is hereby amended by inserting "(a)" prior to the beginning of the text of the paragraph and adding the following additional paragraphs:

"(b)     From time to time following the Initial Date of Deposit, the
Depositor is hereby authorized, in its discretion, to assign, convey to and deposit with the Trustee additional Bonds, in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form (or Contract
 Obligations relating to such Bonds), to be held, managed and applied by the Trustee as herein provided. Such deposit of additional
 Bonds shall be made, in each case, pursuant to a Notice of Deposit of Additional Bonds from the Depositor to the Trustee. The Depositor, in each case, shall ensure that each deposit of additional Bonds pursuant to this Section shall be, as nearly as is practicable, in the identical ratio as the Percentage Ratio for such Bonds as is specified in the Prospectus for each Trust and the Depositor shall ensure that such Bonds are identical to those deposited on the Initial Date of Deposit. The Depositor shall deliver the additional Bonds which were not delivered concurrently with the deposit of additional Bonds and which were represented by Contract Obligations within 10 calendar days after such deposit of additional
Bonds (the "Additional Bonds Delivery Period").  If a contract to buy such
 Bonds between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason the Bonds are not delivered to the Trust by the end of the Additional Bonds Delivery Period for such deposit, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirety, apply the monies in accordance with Section 2.01(d), and the
Depositor shall forthwith take the remedial action specified in Section 3.14.

(c) In connection with the deposits described in Section 2.01 (a) and (b), the Depositor has, in the case of Section 2.01(a) deposits, and, prior to the Trustee accepting a Section 2.01(b) deposit, will, deposit cash and/or Letter(s) of Credit (meeting the conditions set forth in Section 2.07) in an amount sufficient to purchase the Contract Obligations (the "Purchase Amount") relating to Bonds which are not actually delivered to the Trustee at the time of such deposit, the terms of which unconditionally allow the Trustee to draw on the full amount of the available Letter of Credit. The Trustee may deposit such cash or cash drawn on the Letter of Credit in a non-interest bearing account for the Trust.

(d) In the event that the purchase of Contract Obligations pursuant to any contract shall not be consummated in accordance with said contract or if the Bonds represented by Contract Obligations are not delivered to the Trust in accordance with Section 2.01(a) or 2.01(b) and the monies, or, if applicable, the monies drawn on the Letter of Credit, deposited by the
 Depositor are not utilized for Section 3.14 purchases of New Bonds, such funds, to the extent of the purchase price of Special Bonds for which no New Bond was acquired pursuant to Section 3.14, plus all amounts de-scribed in the next succeeding two sentences, shall be credited to the Principal Account and distributed pursuant to Section 3.05 to Unit holders of record as of the Record Date next following the failure of consummation of such purchase.
  The Depositor shall cause to be refunded to each Unit holder his pro rata portion of the sales charge levied on the sale of Units to such Unit holder attributable to such Failed Contract Obligation. The Depositor shall also pay to the Trustee, for distribution to the Unit holders, interest on the amount of the purchase price to the Trust of the Special Bonds, at the rate of 5% per annum to the date the Depositor notifies the Trustee that no New Bond will be purchased or, in the absence of such notification, to the ex-piration date for purchase of a New Bond specified in Section 3.14. Any amounts remaining from monies drawn on the Letter of Credit which are not used to purchase New Bonds or are not used to provide refunds to Unit holders shall be paid to the Depositor.

(e) The Trustee is hereby irrevocably authorized to effect registration or transfer of the Bonds in fully registered form to the name of the Trustee or to the name of its nominee.
(f) In connection with and at the time of any deposit of additional Bonds pursuant to Section 2.01(b), the Depositor shall exactly replicate Cash
(as defined below) received or receivable by the Trust as of the date of such deposit. For purposes of this paragraph, "Cash" means, as to the Principal Account, cash or other property (other than Bonds) on hand in the Principal Account or receivable and to be credited to the Principal Account as of the date of the deposit (other than amounts to be distributed solely to persons other than holders of Units created by the deposit) and, as to the Income Account, cash or other property
(other than Bonds) received by the Trust as of the date of the deposit or receivable by the Trust in respect of a coupon date which has occurred or will occur before the Trust will be the holder of record of a Bond, reduced by the amount of any cash or other property received or receivable on any Bonds allocable (in accordance with the Trustee's calculation of the monthly distribution from the Income Account pursuant to Section 3.05) to a distribution made or to be made in respect of a Record Date occurring prior to the deposit. Such replication will be made on the basis of a fraction, the numerator of which is the number of Units created by the deposit and the denominator of which is the number of Units which are outstanding immediately prior to the deposit."

E. The number of units in a Trust on the Initial Date of Deposit referred to in Section 2.03 is set forth under the caption "Initial
Number of Units" in the section entitled "Summary of Essential Information"
 in the Prospectus.
F. Article II of the Standard Terms and Conditions of Trust is hereby amended by inserting the following paragraph which shall be entitled
Section 2.07.:

"Section 2.07.     Letter of Credit.  The Trustee shall not accept any
Letter of Credit under this Indenture unless the stated expiration date of the Letter of Credit is at least thirty days from the respective date of deposit of Contract Obligations pursuant to Section 2.01(a) or 2.01(b). The Trustee is authorized to downpost the amount available under the Letter of Credit, if any, deposited by the Depositor by an amount equal to the purchase price of Contract Obligations representing Bonds delivered to the Trust on the date of delivery of such Bonds."

G. The first paragraph of Section 3.05 shall be amended to read as follows: "The Trustee, as of the "First Settlement Date", as set forth in the section entitled "Summary of Essential Information" in the Prospectus, shall advance from its own funds and shall pay to the Depositor the amount of interest accrued to such date on the Bonds deposited in the respective Trusts. The Trustee, as of the "First Settlement Date," shall also advance to the Trust from its own funds and distribute to the Depositor the amount specified in the section entitled "Fee Table" in the Prospectus, which is the amount by which the Trustee's fee is reduced and Trust expenses assumed by the Trustee in respect of interest accrued on "when-issued" Bonds and on Contract Bonds delivered to the Trustee subsequent to the First Settlement Date pursuant to Section 6.04. The Trustee shall be entitled to reimbursement, without interest, for such advancements from interest received by the Trust. Subsequent distributions shall be made as hereinafter provided."

H.    All provisions regarding the Distribution Date included in Section
 3.05 of Article III of the Standard Terms and Conditions of Trust are hereby amended to change the Distribution Date from the first day of the month following the Record Date to the last day of the month in which the Record Date occurs.

I. Section 3.05 of Article III of the Standard Terms and Conditions of Trust is hereby amended to include the following subsection:

"Section 3.05(e)    deduct from the Interest Account or, to the extent
funds are not available in such Account, from the Principal Account and pay to the Depositor the amount that it is entitled to receive pursuant to Section 3.16.

J. The first sentence of Section 3.15. shall be amended to read as follows:
"As compensation for providing supervisory portfolio services under this Indenture, the Portfolio Supervisor shall receive, in arrears, against a statement or statements therefor submitted to the Trustee monthly or annually an aggregate annual fee in the amount of $.0035 per Unit, calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of Units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which the Portfolio Supervisor provides services during less than the whole of such year). Such fee may exceed the actual cost of providing such portfolio supervision services for the Trust, but at no time will the total amount received for portfolio supervision services rendered to unit investment trusts of which Nike Securities L.P. is the sponsor in any calendar year exceed the aggregate cost to the Portfolio Supervisor of supplying such services in such year."

K. Article III of the Standard Terms and Conditions of Trust is hereby amended by inserting the following paragraphs which shall be entitled Section 3.16.:

"Section 3.16.   Bookkeeping and Administrative Expenses.  As compensation
 for providing bookkeeping or other administrative services of a character described in Section 26(a)(2)(C) of the Investment Company
Act of 1940 to the extent such services are in addition to, and do not duplicate, the services to be provided hereunder by the Trustee or the Portfolio Supervisor, the Depositor shall receive against a statement or statements therefor submitted to the Trustee monthly or annually an aggregate annual fee in the amount of $.0014 per Unit, calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of Units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which the Depositor provides services during less than the whole of such year). Such fee may exceed the actual cost of providing such bookkeeping and administrative services for the Trust, but at no time will the total amount received for bookkeeping and administrative services rendered to unit investment trusts of which Nike Securities L.P. is the sponsor in any calendar year exceed the aggregate cost to the Depositor of supplying such services in such year. Such compensation may, from time to time, be adjusted provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, after the date hereof, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent of
Shelter" or similar index, if such index should no longer be published. The consent or concurrence of any Unit holder hereunder shall not be required for any such adjustment or increase. Such compensation shall be paid by the Trustee, upon receipt of invoice therefor from the Depositor, upon which, as to the cost incurred by the Depositor of providing services hereunder the Trustee may rely, and shall be charged against the Interest and Principal Accounts on or before the Distribution Date following the Monthly Record Date on which such period terminates. The Trustee shall have no liability to any Certificateholder or other person for any payment made in good faith pursuant to this Section.

If the cash balance in the Interest and Principal Accounts shall be insufficient to provide for amounts payable pursuant to this Section 3.16, the Trustee shall have the power to sell (i) Bonds from the current list of Bonds designated to be sold pursuant to Section 5.02 hereof, or (ii) if no such Bonds have been so designated, such Bonds as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 3.16.

Any moneys payable to the Depositor pursuant to this Section 3.16 shall be secured by a prior lien on the Trust Fund except that no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04 herein.

L. Section 6.01(i) of the Standard Terms and Conditions of Trust shall be amended by deleting the first word of such Section and replacing it with the following:
"Except as provided in Section 3.01, no"

M. The third paragraph of Section 6.02 of the Standard Terms and Conditions of Trust shall be deleted in its entirety and replaced with the following:

    "The Trustee shall pay, or reimburse to the Depositor, the expenses related to the updating of the Trust's registration statement, to the extent of legal fees, typesetting fees, electronic filing expenses and regulatory filing fees. Such expenses shall be paid from the Interest Account, or to the extent funds are not available in such Account, from the Principal Account, against an invoice or invoices therefor presented to the Trustee by the Depositor. By presenting such invoice or invoices, the Depositor shall be deemed to certify, upon which certification the Trustee is authorized conclusively to rely, that the amounts claimed therein are properly payable pursuant to this paragraph. The Depositor shall provide the Trustee, from time to time as requested, an estimate of the amount of such expenses, which the Trustee shall use for the purpose of estimating the accrual of Trust expenses. The amount paid by the Trust pursuant to this paragraph in each year shall be separately identified in the annual statement provided to Certificateholders. The Depositor shall assure that the Prospectus for the Trust contains such disclosure as shall be necessary to permit payment by the Trust of the expenses contemplated by this paragraph under applicable laws and regulations.

    The provisions of this paragraph shall not limit the authority of the Trustee to pay, or reimburse to the Depositor or others, such other or additional expenses as may be determined to be payable from the Trust as provided in Section 6.02 of the Standard Terms and Conditions of Trust."

N. Notwithstanding anything to the contrary in Section 6.04 of the Standard Terms and Conditions of Trust the Trustee's compensation rate shall be an annual fee in the amount of $ .0141 and $ .0096 per Unit for those portions of the Trust representing monthly and semiannual distribution plans, respectively, calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of Units outstanding during the period for which compensation is paid (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year).
  However, in no event, except as may otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation. If provided for in the prospectus for a Trust, during the first year of a Trust, such compensation shall be reduced by the amount of interest which accrues on any "when-issued" Bonds and Contract Bonds from the First Settlement Date, as defined in Part II of the Trust Agreement, to the respective delivery dates of such Bonds and Contract Bonds."

O. The third sentence of paragraph (a) of Section 6.05 of the Standard Terms and Conditions of Trust shall be replaced in its entirety by the following:

     "In case at any time the Trustee shall become incapable of acting, or if a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Trustee in an involuntary case, or the Trustee shall commence a voluntary case, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the
Trustee or for any substantial part of its property shall be appointed, or the Trustee shall make any general assignment for the benefit of creditors, or shall generally fail to pay its debts as they become due, or if the Sponsor shall determine in good faith that there has occurred either (1) a material deterioration in the creditworthiness of the Trustee or (2) one or more negligent acts on the part of the Trustee having a materially adverse effect, either singly or in the aggregate, on the Trust or on one or more Trusts of one or more Funds, such that the replacement of the Trustee is in the best interests of the Unit holders, the Sponsor may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, one copy of which shall be delivered to the Trustee so removed and one copy to the successor trustee."

P. Section 8.04 is hereby amended by inserting the following at the end of such section:
", except as provided in Section 3.01"

Q. The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for a Trust on the Initial Date of Deposit is the amount set forth under the caption "Fractional Undivided Interest in the Trust per Unit" in the section entitled "Summary of Essential Information" in the Prospectus.

R. The approximate amount, if any, which the Trustee shall be required to advance out of its own funds and cause to be paid to the Depositor pursuant to the second sentence of Section 3.05 shall be the amount per Unit for each Trust that the Trustee agreed to reduce its fee or pay Trust Fund expenses set forth in the footnotes to the "Fee Table" for each Trust in the Prospectus times the number of units for such Trust referred to in Part II E. of this Trust Agreement.

S. For each Trust the First General Record Date and the amount of the second distribution of funds from the Interest Account shall be the record date for the Interest Account and the amount set forth under "Summary of Essential Information" in the Prospectus.

T. For each Trust the "First Settlement Date" is the date set forth under "Summary of Essential Information-First Settlement Date" for such Trust in the Prospectus.

U. The first sentence of Section 4.03 of the Standard Terms and Conditions of Trust shall be deleted its entirety and replaced with the following:
"As compensation for its services hereunder, the Evaluator shall receive against a statement therefor submitted to the Trustee an annual fee in the amount of $0.30 Per $1,000 principal amount of Bonds in the Trust on the Date of Calculation. For purposes of this section, the Date of Calculation and the determination of the principal amount of Bonds outstanding on such date means (1) the date of the evaluation during the initial offering period and (2) after the initial offering period, the date the initial offering period ends."

The last sentence of Section 4.03 shall be deleted in its entirety.

V. Unless the context otherwise requires, for each Trust, any reference to $1,000 per Unit in each Trust shall be amended to read $10 per Unit.

W. Unless the context otherwise requires, for each Trust, any reference to a fee amount per Unit shall be amended to read as a fee amount per 100 Units.

                               PART III

Notwithstanding any provision to the contrary contained in the Standard Terms and Conditions of Trust and in lieu of the receipt of Certificates evidencing ownership of Units of the Fund, the Sponsor or any Underwriter of the Fund listed under the caption "Underwriting" in the Prospectus, at its option, may elect that Units of the Fund owned by it be reflected by book entry on the books and records of the Trustee. For all purposes such Sponsor or Underwriter shall be deemed the owner of such Units as if a
Certificate evidencing ownership of Units of the Fund had actually been issued by the Trustee. The Units reflected by book entry on the books and records of the Trustee may be transferable by the registered owner of such
 Units by written instrument in form satisfactory to the Trustee. The registered owner of Units reflected by book entry on the books and records of the Trustee shall have the right at any time to obtain Certificates evidencing ownership of such Units.

IN WITNESS WHEREOF, Nike Securities L.P., The Chase Manhattan Bank, Securities Evaluation Service, Inc. and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.


                                 NIKE SECURITIES L.P.,
                                 Depositor



                                 By     Robert M. Porcellino
                                        Senior Vice President

                         THE CHASE MANHATTAN BANK, Trustee



(SEAL)     By     Rosalia Raviele
                  Vice President

Attest:

Joan A. Currie
Assistant Treasurer

                                      SECURITIES EVALUATION SERVICE, INC.,
                                      Evaluator



(SEAL)                                 By     James Couture
                                       Vice President

Attest:

James G. Prince
Vice President and
Assistant Secretary

                                        FIRST TRUST ADVISORS L.P.,
                                        Portfolio Supervisor



                                     By   Robert M. Porcellino
                                         Senior Vice President



                           SCHEDULE A TO TRUST AGREEMENT

                           SECURITIES INITIALLY DEPOSITED

                                       IN

                       THE FIRST TRUST COMBINED SERIES 272

(Note:     Incorporated herein and made a part hereof is the "Portfolio" as set forth for each Trust in the Prospectus.)